EMPLOYMENT AGREEMENT



                  This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into effective as of January 1, 1999, by and between Oregon Baking Company, an Oregon corporation dba Marsee Baking (the "Company"), and Ray Lindstom ("Executive"). The Company and Executive are hereinafter referred to as the "Parties," and may individually be referred to as a "Party."



                                    RECITALS

                  A. The Executive is presently employed by the Company as Chief Executive Officer and has agreed to assume the position of President of the Company effective as of the date of this Agreement.

                  B. The Board of Directors (the "Board") of the Company desires to provide for the continued employment of the Executive and to reinforce and encourage the continued attention and dedication to the Company of the Executive as a member of the Company's management.

                  C. The Executive desires to continue his employment with the Company, and is willing to accept such continued employment on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

                  In consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. EMPLOYMENT.

     1.1 The Company hereby agrees to continue to employ Executive, and Executive hereby accepts continued employment by the Company, upon the terms and conditions set forth in this Agreement, effective as of the date first set forth above ("Effective Date").

     1.2 Executive shall serve as President and Chief Executive Officer of the Company, its subsidiaries and successors (if any) and their subsidiaries. Executive shall also serve in such other capacity or capacities, with the consent of the Executive, as the Board may from time to time prescribe.

                                                            Employment Agreement

     1.3 Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of President and Chief Executive Officer. However, at all times during his employment, Executive shall be subject to the direction and policies from time to time established by the Board. Notwithstanding the foregoing, Executive shall have such corporate power and authority as shall be reasonably required to enable the Executive to discharge the Executive's duties in any office that Executive may hold.

     1.4 Unless the Parties otherwise agree in writing, prior to Executive's termination in accordance with this Agreement, Executive shall perform the services he is required to perform pursuant to this Agreement at the Company's offices located at2287 NW Pettygrove, Portland, Oregon, at the various production and retail outlets, or at any other place at which the Company conducts business; provided, however, that the Company may from time to time reasonably require Executive to travel temporarily to other locations in connection with the Company's business.

2. LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

     2.1 During his employment by the Company, Executive shall devote his full business energies, interest, abilities and productive time to the proper and efficient performance of his duties under this Agreement. The foregoing shall not preclude Executive from engaging in civic, charitable or religious activities, or from serving on boards of directors of companies or organizations which will not present any direct conflict of interest with the Company or affect the performance of Executive's duties hereunder.

     2.2 During the term of this Agreement, Executive shall not engage in competition with the Company, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of the business of developing, producing and marketing of food and beverage which are in the same field or which otherwise directly compete with the business or proposed business of the Company; provided, however, nothing in this Section 2.2 shall in any way prohibit ownership by Executive, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market.

3. COMPENSATION OF EXECUTIVE.

     3.1 The Company shall pay Executive a base salary of $150,000 per year, payable in regular periodic payments in accordance with Company policy but in no event less frequent than semi-monthly; provided, however, that at Executive's sole discretion payment of up to fifty percent (50%) of Executive's base salary may be deferred until the sooner of (i) the date on which the Company obtains equity financing of one million dollars ($1,000,000) or more; or (ii) October 1, 1999.

                                                            Employment Agreement

     3.2 Executive's base salary shall increase to $200,000 per year on the sooner of (i) the first of the month following the second consecutive month during which the Company achieved EBITDA of ten percent (10%) of gross revenues or more; or (ii) October 1, 1999.

     3.3 As further compensation, and so long as Executive is employed by Company as provided in this Agreement and Executive is not otherwise in default of any of the provisions herein, Executive shall be granted by the Company an incentive stock option ("ISO") under the Company's 1997 Stock Option/Stock Issuance Plan (the "Plan") so that Executive shall be entitled to purchase up to 140,000 shares of Company's Common Stock ("ISO Grant"). The exercise price shall be the fair market value of the Company's Common Stock as of the grant date, as determined by the Board at its discretion. Executive shall be permitted, at Executive's discretion, to exercise the ISO Grant by executing and delivering a three-year promissory note secured by a pledge of the purchased shares, which note shall be on such terms and conditions as are approved by the Plan administrator. Further, so long as Executive is employed by Company as provided in this Agreement and Executive is not otherwise in default of any of the provisions herein, Executive shall be granted by the Company nonqualified stock options ("NQSOs") under the Company's 1998 Nonqualified Stock Option Plan so that the Executive shall be entitled to purchase (i) up to 200,000 shares of Company's Common Stock at an exercise price of seven dollars ($7.00) per share ("NQSO Grant I"); (ii) up to 200,000 shares of Company's Common Stock at an exercise price of eleven dollars ($11.00) per share ("NQSO Grant II"); and (iii) up to 100,000 shares of Company's Common Stock at an exercise price equal to fair market value at the time the option is earned ("NQSO Grant III"). NQSO Grant III shall be earned as of the date that Company achieves EBITDA of ten percent (10%) of gross revenues or more for three consecutive months by December 31, 2000. If NQSO Grant III is not earned by December 31, 2000, it shall be deemed canceled. The shares granted pursuant to this Section 3.3 are referred to hereafter as the "Option Shares."

     The shares granted to Executive under the ISO Grant, NQSO Grant I and NQSO Grant II shall vest as follows: Twelve and one-half percent (12.5%) of the shares vest six months from the date the options are granted and the balance of shares equally in successive monthly installments over 42 months of service thereafter.

     The shares granted to Executive under NQSO Grant III shall vest fully as of the date NQSO Grant III is earned.

     3.4 Executive is eligible for a cash incentive bonus equal to forty percent (40%) of base salary for the period May 1, 1999 through December 31, 1999, payable on a pro rata basis, if Company achieves performance goals to be determined by the Board in its discretion.

     3.5 Executive shall be entitled to at least four (4) weeks of paid vacation each twelve-month period during Executive's employment hereunder, in addition to all national holidays. Any accrued vacation time shall be forfeited if not taken by the end of the calendar year following the year in which it accrued.

                                                            Employment Agreement

     3.6 Executive shall, in the discretion of the Board and in accordance with Company policy, be entitled to participate in benefits under any employee benefit plan or arrangement made available by the Company now or in the future to its executives and key management employees. Notwithstanding the foregoing, during Executive's employment hereunder, the Company shall continuously provide Executive, at the Company's sole cost and expense, with medical, dental and vision care/insurance for Executive, and shall pay the premiums due and owing on Executive's one million dollar ($1,000,000) life insurance policy currently in effect.

     3.7 Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Executive in performing Company services, including reimbursement of lodging expenses of up to $125 per night when Executive stays overnight in Portland in connection with Company business, and reimbursement of up to $300 per month for automobile expenses and mileage.

4. TERMS OF EMPLOYMENT.

     4.1 The term of this Agreement shall be effective as of the date first written above and shall terminate two (2) years from such date, unless earlier terminated as hereinafter provided.

     4.2 This Agreement may be renewed only by written consent of both parties.

     4.3 The continued employment after the expiration shall not constitute an extension of the term of this Agreement or any of its provisions for any period of time.

5. TERMINATION BY COMPANY.

     Executive's term of employment with the Company may be earlier terminated by the Company under the following conditions:

     5.1 DEATH. Upon Executive's death, in which case termination shall be effective on the last day of the month in which Executive's death occurs.

     5.2 DISABILITY. If Executive becomes, for six (6) consecutive months, completely disabled due to physical or mental illness as defined under Section 5.2.1, or if Executive shall be absent from duties as required under the terms of this Agreement on a full-time basis due to illness for six (6) consecutive months, and shall not have returned to the performance of duties within thirty
(30) days after receiving written notice of termination following such six-month period.

        5.2.1 The term "completely disabled" as used in this Agreement shall mean the inability of Executive to perform the essential functions of his position under this Agreement by reason of any physical or mental impairment which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board and approved by Executive, which approval

                                                            Employment Agreement
shall not be unreasonably withheld, determines to have incapacitated Executive from satisfactorily performing any or all essential functions of his position for the Company during the foreseeable future. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such complete disability for purposes of this Agreement.

     5.3 FOR CAUSE. The Company may terminate Executive's employment under this Agreement and may terminate this Agreement For Cause, as that term is defined in Sections 5.3.1 through 5.3.5, by (i) delivery of written notice to Executive specifying the cause or causes relied upon for such termination; and (ii) giving Executive, together with his counsel, an opportunity to be heard before the Board. Any notice of termination given pursuant to this Section 5.3 shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 10 below.

     If Executive's employment under this Agreement is terminated by the Company For Cause under this Section, Executive shall be entitled to receive only accrued base salary and other accrued benefits required by law, prorated to the date of termination. Grounds for the Company to terminate this Agreement For Cause shall be limited to the occurrence of any of the following events without Board consent:

        5.3.1 Executive is in material breach of any provision of this Agreement and, except as otherwise provided in this Section 5.3, such breach continues for a period of thirty (30) days after notice of such breach is given to Executive by the Company;

        5.3.2 Executive's engaging or in any manner participating in any activity which is directly competitive with or intentionally injurious to the Company or which violates any provision of Section 8 of this Agreement and such violation continues for a period of ten days after notice of such violation is given to Executive by the Company;

        5.3.3 Executive's commission of any fraud against the Company;

        5.3.4 Executive's intentional improper use or appropriation for his personal use or benefit of any funds or properties of the Company not authorized by the Board to be so used or appropriated and the same has not been remedied within thirty (30) days after notice of such violation is given to Executive by the Company; or

        5.3.5 Executive's conviction of any crime involving dishonesty or moral turpitude.

     5.4 WITHOUT CAUSE. The Company may terminate the Executive's employment without cause upon delivery of written notice to the Executive at any time. Any notice of termination given pursuant to this Section 5.4 shall effect termination not less than sixty (60) days after the date of such notice.

                                                            Employment Agreement

6. TERMINATION BY EXECUTIVE. Executive may terminate his employment with the Company for any reason or for no reason upon delivery of written notice not less than sixty (60) days in advance of the effective date of such termination.

7. COMPENSATION UPON TERMINATION.

     7.1 BASE SALARY. If Executive employment is terminated by the Company for Cause or without Cause, or by reason of Executive's death or disability, the Company shall pay Executive his base salary through the date of Executive's termination date at the rate in effect at the time of the notice of termination, and the Company shall thereafter have no further obligations to Executive under this Agreement other than as required by law or by Section 7.3 below (if applicable).

     7.2 BONUSES. If Executive's employment is terminated by the Company or by Executive during the term of this Agreement, Executive shall be eligible to receive the bonus provided for in section 3.4 of this Agreement, or any other bonus as may be awarded by the Board from time to time, only if Executive was employed by the Company through the end of the applicable bonus period.

     7.3 ACCELERATED VESTING OPTIONS UPON TERMINATION WITHOUT CAUSE OR UPON DEATH. If the Company terminates Executive's employment without Cause during the term of this Agreement, then upon Executive's furnishing to the Company an executed waiver and release of claims in a form acceptable to the Company, vesting on Executive's ISO and NQSO Grants I and II, shall be accelerated as if Executive had been employed with the Company through the end of the term of this Agreement as provided in Section 4.1. In the event of Executive's death during the term of this Agreement, vesting of such number of options, granted pursuant to Executive's ISO and NQSO Grants I and II, as would have vested during the twelve month period following the date of Executive's death shall accelerate and become vested effective as of the date of Executive's death.

8. CONFIDENTIAL INFORMATION; NONSOLICITATION.

     8.1 Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which is not old and generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use such information, including but not limited to, recipes, techniques, processes, sales and customer information, and business and financial information relating to the business, products, practices and techniques of the Company (hereinafter referred to as "Confidential Information"). Executive will at all times regard and preserve as confidential such Confidential Information obtained by Executive from whatever source and will not, either during his employment with the Company or thereafter, publish or disclose any part of such Confidential Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company. Notwithstanding the foregoing sentence, disclosure of Confidential Information shall not be precluded if such information (i) is now,

                                                            Employment Agreement
or hereafter becomes, through no act or failure to act on the part of the Executive, generally known or available, or (ii) is required to be disclosed by law.

     8.2 While employed by the Company and for one (1) year thereafter, Executive agrees that, in order to protect the Company's confidential and proprietary information from unauthorized use, Executive will not, either directly or through others, solicit or attempt to solicit (i) any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity; or (ii) the business of any customer, vendor or distributor of the Company which, at the time of termination or one (1) year immediately prior thereto, was listed on the Company's customer, vendor or distributor list.

9. SUCCESSORS. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

10. ASSIGNMENT AND BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of Executive and Executive's heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive's duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

11. NOTICES. All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Company:                 Oregon Baking Company
                                            dba Marsee Baking
                                            2287 NW Pettygrove Street
                                            Portland, Oregon  97296

         With a copy to:                    Brendan R. McDonnell, Esq.
                                            Tonkon Torp LLP
                                            1600 Pioneer Tower
                                            888 SW Fifth Avenue
                                            Portland, Oregon  97204

                                                            Employment Agreement

         If to Executive:                   Ray Lindstrom
                                            9544 NE 30th Street
                                            Bellevue, Washington  98004

Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either party may change its address for notices by giving notice to the other Party in the manner specified in this Section.

12. CHOICE OF LAW; VENUE. This Agreement shall be construed and interpreted in accordance with the laws of the State of Oregon without regard to the conflict of laws provisions thereof. If any suit or action is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, jurisdiction and venue shall be in the federal or state courts located in Multnomah County, Oregon.

13. INTEGRATION. This Agreement contains the complete, final and exclusive agreement of the Parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the Parties.

14. AMENDMENT. This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

15. WAIVER. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver of any such terms, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

16. SEVERABILITY. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties' intention with respect to the invalid or unenforceable term or provision.

17. HEADINGS; CONSTRUCTION. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

18. REPRESENTATIONS AND WARRANTIES. Executive represents and warrants that, to the best of Executive's knowledge, he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and

                                                            Employment Agreement
performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

19. ATTORNEY FEES. If any suit or action is filed by any Party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees incurred in preparation or in prosecution or defense of such suit or action as fixed by the trial court, and if any appeal is taken from the decision of the trial court, reasonable attorney fees as fixed by the appellate court.

20. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

THE COMPANY:                                 EXECUTIVE:

OREGON BAKING COMPANY
dba MARSEE BAKING



/s/ Howard Wasserteil                        /s/ Ray Lindstrom
-------------------------------------        -----------------------------------
By:     Howard Wasserteil                    Ray Lindstrom
Title:  Executive Vice President












                                                            Employment Agreement
                                                                          Page 9